UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2023

NUTEX HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41346	11-3363609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6030 S. Rice Ave, Suite C, Houston, Texas 77081

(Address of principal executive offices) (zip code)

(713) 660-0557

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NUTX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Company’s operations, policies or practices, including accounting principles and practices.

Appointment of Chief Operating Officer

On September 5, 2023, the Company announced the appointment of Joshua DeTillio, age  47, as the Company’s Chief Operating Officer, effective on October 2, 2023 (the "Commencement Date”).

Joshua DeTillio is a healthcare executive with over 20 years of leadership experience in Healthcare Administration in investor-owned, public, faith based, and non-profit healthcare companies.

Most recently Mr. DeTillio served as CEO of Bravera Health with Community Health Systems (CYH). Prior to that he served 3 years as the CEO of Palms West Hospital with HCA, (HCA). Beginning in 2011 he was the Chief Administrative Officer (Hospital CEO) for Gulf Coast Medical Center with Lee Health in Ft Myers, FL. Prior to Lee Health, Mr. DeTillio worked for five years for Tenet Healthcare (THC), starting in 2006 as the Chief Operating Officer for North Shore Medical Center, in Miami, FL, and as the COO for St Mary’s Medical Center in West Palm Beach, FL. Mr. DeTillio began his healthcare career in 2003 with HCA at two hospitals in Miami, FL. Prior to his work in Healthcare, Mr. DeTillio served for five years in the US Army. As an Artillery officer, he led various units and teams as a Platoon leader, Fire Support officer, Fire Direction officer, and Company Executive officer.

Mr. DeTillio received his Bachelor of Science degree from the United States Military Academy at West

Point. He earned a Master of Business Administration from Vanderbilt University, as well as a Master of Public Health from Harvard University. He also is a Fellow (FACHE) with the American College of

Healthcare Executives.

In connection with his appointment as the Company’s Chief Operating Officer, on August 28, 2022, the Company entered into a two (2) year employment agreement with Mr. DeTillio (the "Bates Agreement”) pursuant to which Mr. DeTillio is entitled to receive a base annual salary of $425,000, subject to annual review by the Company’s CEO and Board of Directors. The employment agreement contains automatic one-year extensions at the end of each term unless 60-day advance notice of non-extension is delivered by either party.

In the event the Company (or its successor) terminates Mr. DeTillio employment without cause or Mr. DeTillio resigns for good reason, severance benefits would be twelve months of base monthly salary and a cash subsidy for group medical, dental and vision programs for twelve months. No severance is payable under the DeTillio Agreements if Mr. DeTillio employment is terminated by the Company for cause (as defined in the DeTillio Agreement), Mr. DeTillio resigns without good reason (as defined in the DeTillio Agreement) or is unable to perform due to death or disability. Mr. DeTillio is entitled to receive payment of all salary and benefits accrued up to the termination date of his employment upon any termination of employment, unpaid expense reimbursements, and accrued but unused paid time off within thirty (30) days.

Mr. DeTillio will also be eligible to receive an annual cash bonus (the "Annual Bonus”) in an amount of up to seventy percent (70%) of his Base Salary. The Annual Bonus will be recommended by the CEO at his discretion and approved by the Company Board of Directors. The Annual Bonus shall be based on a combination of Company-wide and Employee-specific goals, both qualitative and quantitative, to be developed and approved by the CEO and Board of Directors each year.

Mr. DeTillio shall be eligible to participate in the Company’s long-term incentive plan that may be available to similarly positioned executives and in the event RSUs’ are awarded, such award will be capped at seventy percent (70%) of Mr. DeTillio’s Base salary.

Mr. DeTillio will received additional compensation of $50,000 for Relocation Reimbursement.

The foregoing description of the DeTillio Agreement is not complete and is qualified in its entirety by the full text of the DeTillio Agreement, a copy of which is filed herewith as Exhibit 10.01 and incorporated herein by reference.

There are no other arrangements or understandings between Mr. DeTillio and any other persons pursuant to which Mr. DeTillio was named Chief Operating Officer. Mr. DeTillio does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. DeTillio does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. DeTillio’ appointment is furnished with this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be "filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.01	Employment Agreement, dated as of August 28, 2023, between the Company and Joshua DeTillio.
99.1	Press Release dated September 5, 2023
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 5, 2023
Nutex Health Inc.

By: /s/ JON C. BATES
Jon C. Bates
Chief Financial Officer